Exhibit 5.1

Loeb&Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Direct Main Fax	310.282.2000 310.282.2000 310.282.2000

September 23, 2016

Smith Micro Software, Inc.

51 Columbia

Aliso Viejo, California 92656

Ladies and Gentlemen:

We have acted as counsel to Smith Micro Software, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for resale by the selling securityholders listed therein of (i) Warrants (the “Warrants”) to purchase up to 1,700,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), (ii) up to 1,700,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of the Warrants, and (iii) up to 800,000 shares of Common Stock (the “Interest Shares”) issuable upon the optional conversion of interest payable under the Senior Subordinated Promissory Notes issued by the Company on September 6, 2016 (the “Notes”).

In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the (i) Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended to date, (iii) the By-Laws of the Company and (iv) certain records of the Company’s corporate proceedings. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company.

Based upon the foregoing, we are of the opinion that (i) the Warrants have been duly authorized by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, (ii) the Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants, will be validly issued, fully paid and non-assessable, and (iii) the Interest Shares have been duly authorized and, when issued and paid for as provided in the Notes, will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities

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A limited liability partnership including professional corporations

September 23, 2016 Page 2

and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Sincerely yours,

/s/ LOEB & LOEB LLP